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FRONTIER FINANCIAL CORPORATION AND SUBSIDIARIES                       EXHIBIT II
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COMPUTATION OF EARNINGS PER SHARE
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
                                              For Three Months Ended March 31,

                                                 1996                   1995
                                              ----------             ----------
Net Income                                    $3,634,974              $3,084,229
                                              ==========              ==========
Computation of average
shares outstanding

          Shares outstanding at
          beginning of year                    6,322,255               4,196,435

          Additional shares deemed
          outstanding because of
          stock dividends                        443,628                 441,023

          Additional shares deemed
          outstanding because of
          stock split                                                  2,100,650

          Shares issued during the
          year times average time
          outstanding during the year              3,732                   3,239
                                              ----------              ----------

Average shares outstanding                     6,769,615               6,741,347
                                              ==========              ==========

Primary earnings per share                         $0.54                   $0.46
                                              ==========              ==========
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